EXHIBIT 21
SUBSIDIARIES

Corporate Name	State of Incorporation
Subsidiaries of Registrant:
Frisch Kentucky LLC	Kentucky
Frisch Indiana, Inc.	Indiana
Frisch Ohio, Inc.	Ohio

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